FS Investment Corp. II 8-K

Exhibit 10.1

TERMINATION ACKNOWLEDGMENT (TRS)

Dated: June 13, 2013

Reference is hereby made to the ISDA 2002 Master Agreement, dated as of July 2, 2012, including the Schedule thereto, the Credit Support Annex to such Schedule and the Confirmation, dated July 2, 2012 (as amended and restated as of September 12, 2012, September 27, 2012, November 15, 2012, December 13, 2012 and March 1, 2013), exchanged thereunder (the TRS Confirmation) and any additional Confirmations exchanged under the Master Agreement (collectively, the Master Agreement) between Citibank, N.A. (Citibank) and Del River LLC, a limited liability company organized under the laws of the State of Delaware (the Counterparty). Capitalized terms used but not defined herein have the respective meanings given to such terms in the Master Agreement (without reference to the TRS Confirmation) or, if not so defined, in the TRS Confirmation.

Termination of Transactions under the Master Agreement

1. Citibank and the Counterparty each hereby acknowledge (a) the payment in full of all amounts owing under the Master Agreement that became due and payable on or prior to the date hereof (other than payments referred to in the following clause (c)), (b) the termination on or prior to the date hereof of all Transactions outstanding under the Master Agreement and (c) that, upon the making of all payments opposite the provisions entitled "Counterparty First Floating Amounts", "Counterparty Second Floating Amounts", "Counterparty Third Floating Amounts", "Counterparty Fourth Floating Amounts", "Citibank Fixed Amounts" and "Citibank Floating Amounts" in Clause 2 of the TRS Confirmation arising by reason of the termination on or prior to the date hereof of all Transactions outstanding under the Master Agreement or accruing prior to such terminations, the Master Agreement (including the TRS Confirmation) shall be hereby terminated and shall have no further force or effect, except for contingent obligations of the Counterparty (i) under Section 2(d)(ii) of the Master Agreement and (ii) under Clause 2 of the TRS Confirmation with respect to "Counterparty Second Floating Amounts" and under Clause 8 of the TRS Confirmation.

Miscellaneous

2. This Termination Acknowledgment may be executed in any number of counterparts and on separate counterparts, each of which is an original, but all of which together constitute one and the same instrument. Delivery of an executed counterpart of this Termination Acknowledgment by e-mail (PDF) or telecopy shall be effective as delivery of a manually executed counterpart of this Termination Acknowledgment.

3. This Termination Acknowledgment shall be construed in accordance with, and this Termination Acknowledgment and all matters arising out of or relating in any way whatsoever to this Termination Acknowledgment (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York.

IN WITNESS WHEREOF, the undersigned have caused this Termination Acknowledgment to be duly executed as of the date first written above.

CITIBANK, N.A.

By:	/s/ Vincent Nocerino
Name: Title:	Vincent Nocerino Vice President

DEL RIVER LLC

By:	/s/ Gerald F. Stahlecker
Name: Title:	Gerald F. Stahlecker Executive Vice President